As filed with the Securities and Exchange Commission on May 4, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

ENTHUSIAST GAMING HOLDINGS INC. /CANADA

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

90 Eglinton Avenue East, Suite 805 Toronto, ON	M4P 2Y3
(Address of Principal Executive Offices)	(Zip Code)

Enthusiast Gaming Holdings Inc. Stock Option Plan

Enthusiast Gaming Holdings Inc. Share Unit Plan

(Full title of the plans)

Omnia Media Inc.

600 Corporate Pointe

Suite 1010

Culver City, CA 90203

Tel: 604-785-0850

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I, Items 1 and 2, of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to participants in the Enthusiast Gaming Holdings Inc. Stock Option Plan and the Enthusiast Gaming Holdings Inc. Share Unit Plan (collectively, the “Plans”) in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Enthusiast Gaming Holdings Inc. (the “Registrant”) with the Commission, are incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2022, filed with the Commission on March 27, 2023 and amended on May 4, 2023;
(b)	the Registrant’s Form 6-Ks, filed with the Commission on March 28, 2023, May 1, 2023, May 3, 2023 and May 4, 2023; and
(c)	the description of the Registrant’s share capital, included in the Registrant’s Registration Statement on Form 40-F filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 20, 2021, including any amendment or report filed for the purpose of updating such description.

Each document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of any post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. In addition, any Form 6-K furnished by the registrant during such period or portions thereof, in each case that are identified in such Form 6-K as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference into and to be part of this registration statement from the date of filing of each such document.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 160 to 163 of the Business Corporations Act (British Columbia) provide as follows:

160          Subject to section 163, a company may do one or both of the following:

(a)	indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;
(b)	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

161          Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a)	has not been reimbursed for those expenses, and
(b)	is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

162          (1)    Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

(2)    A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

163          (1)    A company must not indemnify an eligible party under section 160(a) or pay the expenses of an eligible party under section 160(b), 161 or 162 if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;
(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

(2)    If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a)	indemnify the eligible party under section 160(a) in respect of the proceeding;
(b)	pay the expenses of the eligible party under section 160(b), 161 or 162 in respect of the proceeding.

Article 17 of the Articles of the Registrant provides as follows:

17.1 Indemnification of directors

The directors must cause the Company to indemnify its directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act.

17.2 Deemed contract

Each director is deemed to have contracted with the Company on the terms of the indemnity referred to in Article 17.1.

To the extent permitted by law, the Company has entered into an indemnification agreement with certain of its directors for liabilities incurred while performing their duties. The Company also maintains Directors' & Officers' Liability and Fiduciary Liability insurance which protect individual directors and officers and the Company against claims made, provided they acted in good faith on behalf of the Company, subject to policy restrictions.

The foregoing is only a general summary of certain aspects of the laws of British Columbia and the Articles of the Registrant, in each case dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the relevant provisions of the Business Corporations Act (British Columbia) and the Articles of the Registrant, which are incorporated by reference as Exhibit 4.1 to this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Articles of Enthusiast Gaming Holdings Inc., dated June 27, 2018.
4.2	Enthusiast Gaming Holdings Inc. Stock Option Plan.
4.3	Enthusiast Gaming Holdings Inc. Share Unit Plan.
5.1	Opinion of Norton Rose Fulbright Canada.
23.1	Consent of KPMG LLP.
23.2	Consent of Norton Rose Fulbright Canada (included in Exhibit 5.1).
24.1	Powers of Attorney (included in the signature pages of this Registration Statement).
107	Filing Fee Table

 Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 4, 2023.

Enthusiast Gaming Holdings Inc.

By:	/s/ Alex Macdonald
Alex Macdonald
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nick Brien and Alex Macdonald as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 4, 2023.

Signature	Title

/s/ Nick Brien Nick Brien	Chief Executive Officer (Principal Executive Officer)

/s/ Alex Macdonald Alex Macdonald	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Adrian Montgomery	Chairman of the Board of Directors
Adrian Montgomery

/s/ Angela Ruggiero	Director
Angela Ruggiero

/s/ Scott O’Neil	Director
Scott O’Neil

/s/ Michael Beckerman	Director
Michael Beckerman

/s/ Richard Sherman	Director
Richard Sherman

/s/ Alan Friedman	Director
Alan Friedman

/s/ Ben Colabrese	Director
Ben Colabrese

/s/ Janny Lee	Director
Janny Lee

/s/ John Albright	Director
John Albright

/s/ David Goldhill	Director
David Goldhill

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Enthusiast Gaming Holdings Inc. in the United States, on the 4th day of May, 2023.

OMNIA MEDIA INC.

By:	/s/ Alex Macdonald
Name:	Alex Macdonald
Title:	Chief Financial Officer